Filed Pursuant to Rule 424(b)(5)

Registration No. 333-271249

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 22, 2023)

1,896,286 Shares of Common Stock

Series C-1 Warrants to Purchase 1,896,286 Shares of Common Stock

Series C-2 Warrants to Purchase 1,896,286 Shares of Common Stock

Series D Pre-funded Warrants to Purchase 1,896,286 Shares of Common Stock

Series C-1 Warrants to Purchase 1,896,286 Shares of Common Stock

Series C-2 Warrants to Purchase 1,896,286 Shares of Common Stock

Placement Agent Warrants to Purchase 94,814 Shares of Common Stock

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus, dated May 22, 2023 (the “Prospectus”), relating to the offering of (i) 1,896,286 shares of our common stock, (ii) Series C-1 warrants to purchase 1,896,286 shares of common stock and Series C-2 warrants to purchase 1,896,286 shares of common stock or 1,896,286 Series D pre-funded warrants to purchase shares of common stock, Series C-1 warrants to purchase 1,896,286 shares of common stock, and Series C-2 warrants to purchase 1,896,286 shares of common stock in each case, with an exercise price of $3.69 per share in the case of the Series C-1 and Series C-2 Warrants and with an exercise price of $0.0001 per share in the case of the Series D pre-funded Warrants (the “Existing Warrants”). The Existing Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AGRX.” The last reported sale price of our common stock on the Nasdaq Capital Market on February 22, 2024 was $0.95 per share.

Investing in our securities involves significant risks. Please see “Risk Factors” beginning on page S-5 of the Prospectus and in the documents incorporated by reference into the Prospectus and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

This Supplement is being filed to disclose the following:

On February 22, 2024, we entered into a warrant exercise agreement (the “Warrant Exercise Agreement”) with a certain holder of our warrants (the “Existing Holder”) pursuant to which the Company agreed to amend the Existing Holder’s Series C-1 warrants to purchase up to an aggregate of 1,896,286 shares of common stock (the “Series C-1 Warrants”) and Series C-2 warrants to purchase up to an aggregate of 1,896,286 shares of common stock (the “Series C-2 Warrants” and together with the Series C-1 Warrants, the “Old Warrants”) to reduce the exercise price to $1.25 per share.

Pursuant to the Warrant Exercise Agreement, the Existing Holder has agreed to exercise its Old Warrants for cash at the reduced exercise price of $1.25 per share in exchange for the Company’s agreement to issue new unregistered warrants (the “New Warrants”) to purchase 7,585,144 shares of Common Stock (the “New Warrant Shares”) with an exercise price of $1.00 per share per New Warrant. The New Warrants will be immediately exercisable upon issuance until (i) five years after the date of issuance with respect to 3,792,572 of the New Warrants and (ii) eighteen months after the date of issuance with respect to 3,792,572 of the New Warrants. The amended exercise price of the Old Warrants was effective on February 22, 2024.

The closing of the transactions contemplated pursuant to the Warrant Exercise Agreement is expected to occur on or about February 26, 2024, subject to satisfaction of customary closing conditions. The Company expects to use the net proceeds from these transactions for activities related to general corporate purposes.

Prospectus supplement dated February 22, 2024